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Exhibit 21

SUBSIDIARIES OF ATLANTIC TELE-NETWORK, INC.

	Jurisdiction of Incorporation	Other name(s) under which entity does business
Allied Wireless Communications Corporation(1)	Delaware	Alltel
Ohio RSA 6 Limited Partnership	Delaware	Alltel
Atlantic Teleconnection Operating Company Limited	British Virgin Islands	GTT
Bermuda Digital Communications, Ltd.	Bermuda	CellOne
Choice Communications, LLC	U.S. Virgin Islands	Choice Wireless
Commnet Wireless, LLC(2)	Delaware	Choice Wireless, Commnet
NTVA Wireless, LLC	Delaware	NTVA Wireless
Guyana Telephone and Telegraph Company Limited	Guyana	Cellink, E-magine, GT&T
GTT International Service SRL	Barbados	GTT
ION Holdco, LLC	Delaware	ION
Islandcom Telecommunications, Ltd.	Turks & Caicos Islands	Islandcom
Sovernet, Holding Corp.(3)	Vermont	Vermont Fiberconnect, Sovernet
DTH Television & Telecommunication NV	Aruba	Mio

(1)
Includes six consolidated wholly-owned multiple subsidiaries also providing retail wireless voice and data services under the "Alltel" brand name in the United States.

(2)
Includes nine consolidated wholly-owned subsidiaries also providing wholesale wireless voice and data services under the "Commnet" brand name in the United States.

(3)
Includes three consolidated wholly-owned subsidiaries also providing wireline services under the "Sovernet" brand name in the United States.

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  Exhibit 21
SUBSIDIARIES OF ATLANTIC TELE-NETWORK, INC.